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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): September 25, 1996


                         Commission file number 0-26980


                           ARV ASSISTED LIVING, INC.
             (Exact name of Registrant as specified in its charter)


             CALIFORNIA                                33-0160968
   (STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)


        245 FISCHER AVENUE, D-1
            COSTA MESA, CA                                 92626
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                 (ZIP CODE)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (714) 751-7400


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

SHOREHAVEN MANOR (THE "FACILITY")

Consistent with its business plan strategy, ARV Assisted Living Inc. ("ARV") has purchased Shorehaven Manor ("Shorehaven"), a 120-unit assisted living facility. While assisted living services are currently provided by a third-party contractor, it is the Company's intention to provide these services directly to the facility residents. This acquisition represents the eleventh third-party acquisition since the Company's initial public offering in October 1995.

The Company acquired Shorehaven from Shorehaven Manor Limited Partnership, a Michigan limited partnership ("Seller"), an unrelated third party, pursuant to a Purchase Agreement and Escrow Instructions dated August 19, 1996 negotiated between the Company and Seller. The purchase closed on September 25, 1996.


TERMS OF PURCHASE

Shorehaven's purchase price of $9.4 million was fully financed with cash on hand.


OPERATION

Shorehaven's occupancy at September 23, 1996 was 100%. While the project is now seven years old, the Facility has been well maintained and is not currently in need of major upgrades or rehabilitation. However, the Company has budgeted approximately $250,000 for a fire sprinkler system. The Company believes that the purchase price negotiated with the Seller reflects both the occupancy rate and the condition of the Facility.


THE FACILITY

Shorehaven is a 120 unit assisted living facility constructed in 1989. The site is an approximate 6.03 acre parcel with one three-story building containing approximately 113,548 square feet. Of its 120 units, 85 units are one bedroom with living room, fully-equipped kitchen, bathroom and patio/balcony and 35 units are two bedrooms with living room, fully-equipped kitchen, bathroom and patio/balcony. On-site amenities include a beauty/barber shop, library, common lounge area, six laundry rooms, art studio and exercise room.

The Company is confident that its experience in assisted living facilities and its knowledge of the senior housing market, including the operation of forty other assisted living facilities will enable it to achieve operating efficiencies while maintaining the Facility's occupancy rates at full market rent.





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LOCATION

Shorehaven is located in the City of Sterling Heights, Macomb County, Michigan, just south of M59 (Hall Road) and west of Hayes. It is directly adjacent to the Lakeside Mall and is in close proximity to a bank, grocery store, pharmacy, park, public library, post office and a major medical facility.


MARKET DATA

Shorehaven draws 50% of its residents from Macomb County, Michigan, 25% from Oakland County, 20% from Wayne County and the remaining 5% from other states.


COMPETITION

Shorehaven's competition for provision of senior assisted living services within the greater Sterling Heights area comes primarily from three area facilities which provide independent and assisted living. Each of the competing facilities was built between 1981 and 1988. Currently, Shorehaven is the newest facility in the area. However, during 1997, American House, one of Shorehaven's existing competitors, expects to open two new facilities in the Spring and Fall and Hamilton House, a new assisted living competitor, is expected to open its facility in the Spring.


SPECIAL RISKS

The success of the Facility depends to a large extent on increasing gross revenues, holding or decreasing costs, and on the abilities of the on-site management teams which the Company assembles. To achieve increased revenue and stable operating cost goals, policies used by the former owners may need to be altered. This could result in short term resident dissatisfaction and/or relocation. Moreover, given that the Facility is not newly constructed, unforseen circumstances could necessitate major renovation or more refurbishing than originally planned. The relatively low vacancy rates enjoyed throughout the primary market may induce other operators to create new, competitive facilities.





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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

None attached. The financial statements required pursuant to Rule 3-14 of Regulation S-X will be filed within 60 days of this Report.





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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARV Assisted Living, Inc.

By:  /s/ Patrick M. Donovan
     -----------------------------------
     Patrick M. Donovan
     Vice President Finance
     (duly authorized financial officer)

Date: October 9, 1996





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